SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                              SCHEDULE 14C

            Information Statement pursuant to Section 14(c)
                Of the Securities Exchange Act of 1934
                           (Amendment No. 3)


Check the appropriate box:

[ ]    Preliminary Information Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]    Definitive Information Statement



                             ACAP CORPORATION
-----------------------------------------------------------------------

               (Name of Registrant As Specified In Its Charter)



Payment of Filing Fee (check the appropriate box):

[X]     No fee required
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

   (1)  Title of each class of securities to which transaction applies:
----------------------------------------------------------------------
   (2)  Aggregate number of securities to which transaction applies:
----------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount of which the filing fee is calculated and state how it was determined):
----------------------------------------------------------------------
   (4)  Proposed maximum aggregate value of transaction:
----------------------------------------------------------------------

                           ACAP CORPORATION
                   10555 Richmond Avenue, 2nd Floor
                        Houston, Texas 77042

                  --------------------------------
                      INFORMATION STATEMENT
                       OF ACTION BY WRITTEN
                      CONSENT OF STOCKHOLDERS
                  --------------------------------

To Our Stockholders:

On March 24, 2003, the Board of Directors of Acap Corporation (the "Company") unanimously approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split ("Reverse Stock Split") whereby all outstanding shares of the Company's currently outstanding $.10 par value common stock ("Common Stock") shall be reconstituted on the basis of one (1) new share of $.10 par value common stock ("New Common Stock") for each currently outstanding two (2) shares of Common Stock. On April 17, 2003, holders of a majority of the Common Stock acted by written consent in lieu of a special meeting of stockholders to adopt the amendment to the Company's Certificate of Incorporation. The Reverse Stock Split will be effective as of the beginning of the day on May 14, 2003. This Information Statement is being mailed to all stockholders of record as of the close of business on March 24, 2003, the "Record Date."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE REVERSE STOCK SPLIT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors:

      H. Kathleen Musselwhite
      Secretary

Houston, Texas
April 23, 2003

INTRODUCTORY STATEMENT
----------------------

On March 24, 2003, the Board of Directors of Acap Corporation (the "Company"), a Delaware corporation, unanimously approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split ("Reverse Stock Split") whereby all outstanding shares of the Company's currently outstanding $.10 par value common stock ("Common Stock") shall be reconstituted on the basis of one (1) new share of $.10 par value common stock ("New Common Stock") for each currently outstanding two (2) shares of Common Stock. At March 24, 2003, the "Record Date," 7,324 shares of Common Stock were outstanding. Each share is entitled to one vote. Controlling interest in the Company, approximately 45% at March 24, 2003, is owned by InsCap Corporation ("InsCap"), a Delaware holding company. The consent of the holders of a majority of the issued and outstanding Common Stock is sufficient to approve the Reverse Stock Split. On April 17, 2003, holders of a majority of the Common Stock acted by written consent in lieu of a special meeting of stockholders to adopt the amendment to the Company's Certificate of Incorporation. The Reverse Stock Split will be effective as of the beginning of the day on May 14, 2003. The Company's executive offices are located at 10555 Richmond Avenue, 2nd Floor, Houston, Texas 77042. The Company's telephone number is 713-974-2242.

The Company's common stock is traded over-the-counter with activity in the stock reflected nationally on the OTC Bulletin Board electronic quotation system of the National Association of Securities Dealers ("OTCBB"). The Company's stock symbol is AKAP.

The table below presents the range of closing bid quotations for the Company's common stock during the two most recent fiscal years.

                                  2002                  2001
                              -------------        ------------

                               High     Low        High     Low
                               ----     ---        ----     ---
First quarter  . . . . . . .  $380      355        512      460
Second quarter . . . . . . .   455      360        450      400
Third quarter  . . . . . . .   406      370        357      350
Fourth quarter . . . . . . .   372      361        380      355

The prices presented are bid prices, which reflect inter-dealer transactions and do not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.

The Company declared no common stock dividends in 2002 or 2001 and there are no dividends in arrears. At present, management anticipates that no dividends will be declared or paid with respect to the Company's common stock during 2003. The covenants of a bank loan require the advance approval of the bank in order to pay common stock dividends.

                              SUMMARY TERM SHEET
                              ------------------

This summary is qualified in its entirety by the more detailed information set forth elsewhere in this Information Statement and therefore this Information Statement should be read in its entirety.


  * The reverse stock split. Through an amendment to the Company's Certificate of Incorporation, all outstanding shares of the Company's Common Stock are being reconstituted on the basis of one
     (1) share of New Common Stock for each currently outstanding two
     (2) shares of Common Stock.  See TERMS OF THE TRANSACTION -
     Amendment to Certificate of Incorporation.

  * Purpose. The major reason for the Reverse Stock Split is to bring the number of holders of Common Stock below 300 so that the Company will no longer have the expense of filing reports with the
     Securities and Exchange Commission ("SEC").   A second purpose is
     to provide stockholders owning only one share of Common Stock the opportunity to dispose of their stock easily and without having to pay brokerage commissions. See SPECIAL FACTORS - Purposes of the Reverse Stock Split.


  * What you will receive. Holders of Common Stock who own two or Stock in exchange for every two shares of Common Stock they own. See TERMS OF THE TRANSACTION - Amendment to Certificate of
     Incorporation.


  * Fractional shares. No certificates for fractional shares of New Common Stock will be issued. Instead, holders of fractional shares will be paid $485 per share of Common Stock that becomes a fractional share as a result of the Reverse Stock Split. However, if a stockholder would prefer not to receive cash in lieu of fractional shares but would instead prefer to receive only New Common Stock, such a stockholder can purchase, prior to the Effective Date, an additional share of Common Stock through the market in order to make his or her holdings of Common Stock evenly divisible by two (and thereby not having a fractional share as a result of the Reverse Stock Split). See TERMS OF THE TRANSACTION
      - Fractional Shares.

  * Going Private. As noted above, a major reason for effecting he Reverse Stock Split is to bring the number of holders of Common Stock below 300 so that the Company will no longer have the expense of filing reports with the SEC. Once the Reverse Stock Split is effective, the Company will apply for termination of registration of the Company's common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Thereafter, there will be less information publicly available to the Company's remaining stockholders, the public, and to market makers, and this could adversely affect the trading market and market value for the remaining shares. See SPECIAL FACTORS - Effects of the Reverse Stock Split.

  * Why a Reverse Stock Split and Why Now. The Board of Direct considered alternatives to structuring the transaction as a reverse stock split, but decided that the reverse stock split format insured that the number of stockholders of the Company will be fewer than 300 following the transaction and accomplishes the transaction with transaction-related expenses that are reasonable relative to the size of the transaction and the anticipated savings. Major factors in the Board of Directors' decision to effect the reverse stock split at this time were the rapidly growing expenses of maintaining the registration of the Company's common stock under the Exchange Act and the recognition that the Company's common stock was likely to be de-listed from the OTCBB in the near future. See SPECIAL FACTORS - Reasons for the Reverse Stock Split and SPECIAL FACTORS - Alternatives Considered.

  * Fairness of the Transaction The Board of Directors believes that the Reverse Stock Split is fair to the Company's unaffiliated stockholders, including both those who will receive cash in lieu of fractional shares and those who will receive post-Reverse Stock Split shares of the Company's common stock. The Board of Directors considers the Reverse Stock Spit fair to the stockholders who will remain stockholders following the Reverse Stock Split because the Board of Directors views the savings expected to result from termination of registration under the Exchange Act and from the reduction in the number of stockholders as more than offsetting the reduction in the amount of publicly-available financial information and any other benefits of having stock registered under the Exchange Act. In setting the price to be paid for fractional shares, the Board of Directors gave great weight to the price at which the Common Stock had been trading in recent history on the OTCBB as that market was viewed as the best indicator of what a willing buyer would pay to a willing seller. The Board of Directors recognized that the Company's stock is not traded as actively as many other companies, and therefore set the price to be paid for fractional shares based upon the ratio of the market price and net book value per share of a group of comparable companies. The price set by the Board of Directors, $485 per share, is a 41% premium over the closing bid price of the Common Stock on the trading day immediately preceding the date on which the Board of Directors selected the price. The Board of Directors considered but rejected various other potential measures of value. See SPECIAL FACTORS - Fairness of the Transaction.

  * Fairness of the Process. The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Stock Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board of Directors concluded that the expense of these steps was not reasonable in relation to the size of the transaction being contemplated and concluded it could adequately establish the fairness of the Reverse Stock Split without such steps. The Reverse Stock Split also was not structured so that approval of at least a majority of the unaffiliated stockholders is required.
     With respect to all of the above, the Board of Directors concluded that there was sufficient representation in the decision-making at the Board of Directors level to protect the interests of the unaffiliated stockholders. This decision was based on the fact that three of the four members of the Board of Directors are not controlled by, or under common control with, the Company, and these members of the Board of Directors are not employees of the Company. See SPECIAL FACTORS - Fairness of the Transaction.

  * Vote required. Under Delaware law, the amendment to the Certificate of Incorporation to accomplish the Reverse Stock Split requires the affirmative vote of a majority of the votes cast by all holders of Common Stock. As permitted under Delaware law, the holders of a majority of the shares entitled to vote have acted by written consent dated April 17, 2003. Therefore, the amendment has received sufficient votes to be effected. See TERMS OF THE TRANSACTION - Amendment to Certificate of Incorporation.

  * Effective date. The Reverse Stock Split is effective the beginning of the day on May 14, 2003. See TERMS OF THE TRANSACTION -
     Amendment to Certificate of Incorporation.

  * Tax consequences. The issuance of the New Common Stock in exchange for the Common Stock will be treated as a tax-free recapitalization for federal income tax purposes. Accordingly, the exchange of shares will not result in the recognition of gain or loss to a stockholder, and the adjusted tax basis of a stockholder in the stock will not change. Stockholders who receive cash in lieu of fractional shares will recognize a capital gain or loss to the extent of the difference between the stockholder's tax basis in such shares and the amount of cash received in exchange therefore. See SPECIAL FACTORS - Federal Income Tax Consequences.

  * Dissenters' rights. Delaware law does not provide dissenters' rights as the result of a reverse stock split. See OTHER
     INFORMATION - Lack of Appraisal Rights.

                         TERMS OF THE TRANSACTION
                         ------------------------

Amendment to Certificate of Incorporation. On March 24, 2003, the Company's Board of Directors adopted a resolution to amend the Company's capital structure to effect a 1-for-2 reverse stock split of the Common Stock. By written consent dated April 17, 2003, stockholders representing 3,868, 52.8%, of the 7,324 shares of Common Stock then outstanding approved the Reverse Stock Split. The written consents were obtained from InsCap Corporation, William F. Guest, and John D. Cornett (see also OTHER INFORMATION - Information Regarding Directors, Executive officers, and InsCap). No other action or vote by the Company's stockholders is necessary under Delaware law to effect the Reverse Stock Split. The amendment to the Certificate of Incorporation will become effective at the beginning of the day on May 14, 2003, the "Effective Date." The holders of New Common Stock following the Reverse Stock Split will have the same rights under Delaware law as the holders of Common Stock had prior to the Reverse Stock Split.

When the Reverse Stock Split is effective, approximately 339 of the 580 beneficial holders will cease to be stockholders of the Company, thus permitting the Company to deregister its shares of common stock under the Exchange Act, since the Company will have fewer than 300 beneficial holders.

The text of the amendment to the Company's Certificate of Incorporation effecting the Reverse Stock Split is attached as an exhibit to this Information Statement.

Fractional Shares.   No certificates for fractional shares of New Common
Stock will be issued. A fractional share arises in the instance of a stockholder who holds a number of shares of Common Stock that is not evenly divisible by two (whether a single share or some other "odd" number) such that one share out of the stockholder's total Common Stock holdings is equal to a half share of New Common Stock (a "fractional share"). Such a stockholder will receive cash in the amount of $485 for that share of Common Stock that represents a fractional share of New Common Stock following the Reverse Stock Split. However, if a stockholder would prefer not to receive cash in lieu of fractional shares but would instead prefer to receive only New Common Stock, such a stockholder can purchase, prior to the Effective Date, an additional share of Common Stock through the market in order to make his or her holdings of Common Stock evenly divisible by two (and thereby not having a fractional share as a result of the Reverse Stock Split). (See SPECIAL FACTORS - Fairness of the Transaction for information on how the price to be paid for cash in lieu of fractional shares was determined.)

Letters of transmittal containing instructions regarding the submission of existing Common Stock certificates to exchange for New Common Stock certificates, cash, or some combination thereof, as appropriate, are included with this mailing to stockholders of record as of the Record Date. No cash payment or delivery of a new certificate will be made to a stockholder until such stockholder's outstanding certificates, together with the properly executed letter of transmittal, are received by the Company. The Company will hold cash in lieu of fractional shares for the benefit of each applicable stockholder, without interest, until the stockholder tenders his or her shares of Common Stock along with the letter of transmittal. It is possible that the Company will not be able to contact stockholders for whom the Company does not have a valid address. In such instances, or in cases where stockholders fail to communicate with the Company, the Company may be required, under applicable escheat laws, to transfer the funds to be held by state authorities.

Stockholders tendering their shares will not be obligated to pay brokerage fees or commissions or any transfer taxes with respect to the sale of their fractional interests pursuant to the Reverse Stock Split.

                             SPECIAL FACTORS
                             ---------------

Qualifications and Assumptions. The number of stockholders of the Company that is used in this Information Statement is based on the number of holders of record on the Record Date. This understates the number of beneficial stockholders of the Company to the extent that each securities clearing agency or broker shown as a holder of record holds the stock for a number of beneficial owners. Also, the bid and asked prices used in this Information Statement are from the OTCBB which reflects inter-dealer transactions and does not include retail mark-ups and mark-downs or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.

Decision to Terminate SEC Registration. The Board of Directors began the considerations for effecting a transaction to terminate registration of the Company's common stock under the Exchange Act after learning during 2002 that the OTCBB, on which the Company's common stock trades, was to be discontinued and that the Company did not meet the listing qualifications for the exchange proposed by NASDAQ as the replacement
for the OTCBB.    This information (that the Company was likely to lose
the market for its common stock on the OTCBB) prompted the Board of Directors to evaluate the benefits, expenses, and exposures of maintaining the registration of the Company's common stock under the Exchange Act (one of the requirements for maintaining a listing on the OTCBB). The Board of Directors concluded that the expenses and exposures of maintaining the registration of the Company's common stock outweighed the benefits of maintaining such registration and developed and approved the Reverse Stock Split plan described in this Information Statement. Mr. Guest, the Company's Chairman of the Board and President, and Mr. Cornett, the Company's Executive Vice President and Treasurer, are also the members of the Board of Directors of InsCap, which owns approximately 45% of the outstanding common stock of the Company. After the approval of the Reverse Stock Split by the Company's Board of Directors, the Board of Directors of InsCap (i.e., Mr. Guest and Mr. Cornett) voted to give the written consent of InsCap to the amendment of the Company's Certificate of Incorporation. Mr. Guest and Mr. Cornett also individually gave their written consent to the amendment of the Company's Certificate of Incorporation, which when combined with InsCap's written consent provided the majority approval required under Delaware law to effect the amendment to the Company's Certificate of Incorporation.

Purposes of the Reverse Stock Split. The major reason for the Reverse Stock Split is to bring the number of holders of Common Stock below 300 so that the Company will no longer have the expense of filing reports with the SEC, while still enabling the Company to pursue its business plans without significant change. The reasons for undertaking the Reverse Stock Split now are described below in "Reasons for the Reverse Stock Split." The Reverse Stock Split will reduce the number of the Company's stockholders from approximately 580 to approximately 241. Once the number of stockholders is under 300, the Company will terminate its reporting obligations under the Exchange Act. It is estimated that the termination of the Exchange Act reporting obligations and the reduction in the number of stockholders will result in total annual savings of approximately $93,500. The estimated savings are categorized as follows:

          Expense                          Approximate amount
          -------                          ------------------
          Audit fees                              $24,000
          Printing and postage                      1,500
          Exchange agent fees                       7,800
          Other direct costs                        2,700
          Internal costs to prepare
           and review filings                      57,500
                                                  -------
                   Total                          $93,500
                                                  =======

In reviewing the estimated savings from the termination of the Company's common stock under the Exchange Act, it is important to note that the Company's insurance subsidiaries, the only significant assets of the Company, are required by state regulatory authorities to prepare their financial statements in accordance with statutory accounting principles ("SAP") and not generally accepted accounting principles ("GAAP"). Significant differences between SAP and GAAP are discussed in the notes to the Company's annual financial statements. The Company's management uses SAP financial information for managing the operations of the Company and not GAAP financial information. Therefore, the costs of preparing GAAP financial information are incurred only for complying with the requirements of the Exchange Act. Stockholders may obtain SAP financial information on the Company's insurance subsidiaries through the Company, the state insurance departments for those states in which the insurance subsidiaries are licensed to conduct business, and through the National Association of Insurance Commissioners.

While Company management believes that the annual savings noted above represent a reasonable estimate, it is possible that the actual savings resulting from the Reverse Stock Split will be more or less than the amount estimated. The Company cannot guarantee that the benefits of the termination of registration under the Exchange Act will be accomplished as rapidly as currently expected, or at all.

Another purpose of the Reverse Stock Split is to allow stockholders owning only one share of Common Stock to dispose of their stock easily and without having to pay brokerage commissions. Such commissions on a sale of a single share of stock may be significant in relation to the market value of the share involved. The Board of Directors believes that the relatively small financial investment in the Company by those stockholders owning a single share of Common Stock limit those stockholders' opportunities to realize the value of their shares through market transactions. Small lots of stock often sell poorly, with numerous stockholders frozen into very small investment positions from which they can extricate themselves only with the payment of a brokerage fee that is disproportionate to the actual per share value of the stock to the small stockholder.

The Board of Directors noted that the Company has not used the Company's common stock to raise capital or make acquisitions for many years. The Board of Directors does not believe that the Company will use the Company's common stock for such purposes in the foreseeable future.

Reasons for the Reverse Stock Split. The primary reasons for the structure of the Reverse Stock Split are that (1) it insures that the number of stockholders of the Company will be fewer than 300 following the transaction, (2) it has been structured to accomplish the transaction with transaction-related expenses that are reasonable relative to the size of the transaction and the anticipated savings, and (3) it allows stockholders owning only one share of Common Stock to dispose of their stock easily and without having to pay brokerage commissions.

A significant factor in the timing of the Reverse Stock Split is the recognition by the Company's Board of Directors that the expenses associated with maintaining registration of the Company's common stock under the Exchange Act have increased significantly over the past few years, and the belief of the Company's Board of Directors that additional significant increases to such expenses can be expected in the near term. For example, the fees paid to KPMG in connection with the audit of the Company's financial statements have risen from $95,000 for the review and audit of the Company's financial statements for 2000 to $125,000 for the audit of the Company's financial statements for 2002, a 32% increase in two years. The Company believes its experience with regard to audit fees is consistent with what has transpired in the general marketplace for audit services.

Another significant factor in the timing of the Reverse Stock Split is the recognition by the Company's Board of Directors that a major effect of the Reverse Stock Split, the de-listing of the Company's common stock from the OTCBB, is likely to occur in the near future, even in the absence of the Reverse

Stock Split. As noted in the Company's Form 10-QSB dated March 31, 2002, the OTCBB has announced plans to replace the OTCBB with a new market, the Bulletin Board Exchange. Information published by the Bulletin Board Exchange indicates that the new market is scheduled to launch in the fourth quarter of 2003, pending approval by the SEC, and that the OTCBB will be discontinued six months following the launch of the Bulletin Board Exchange. The Company does not meet the proposed qualifications for listing on the Bulletin Board Exchange. Therefore, if the changes noted above come to pass, even in the absence of the Reverse Stock Split, the Company's common stock will lose its listing on the OTCBB.

The ratio of 1-for-2 used in the Reverse Stock Split was selected by the Board of Directors as it was the smallest ratio that would bring the number of stockholders of record under 300. If a larger ratio had been used, the cost to the Company of purchasing fractional shares would have been higher (since more fractional shares would be subject to receiving cash in lieu of fractional shares).

Alternatives Considered. The Board of Directors considered other means of reducing the number of stockholders below 300 while still enabling the Company to pursue its business plans without significant change.

The Board of Directors considered and rejected making a tender offer. The Board of Directors determined it is not sufficiently predictable whether enough holders of small numbers of shares would make the effort to tender their shares, and such offer would be required to be extended to all stockholders, so the desired result of reducing the number of stockholders below 300 would not be assured. In addition, by extending the offer to all stockholders, the cash cost could be much greater, which would raise financing issues deemed by the Board of Directors to be inappropriate at this time.

The Board of Directors considered and rejected a merger in which holders of odd lots would have had their shares converted automatically into a right to receive a cash payment. While, like the Reverse Stock Split, a merger would have guaranteed the success in reducing the number of stockholders below 300, a merger transaction would have been more complicated and costly to effect.

Effects of the Reverse Stock Split. The Reverse Stock Split will decrease the number of outstanding common shares from 7,324 shares of Common Stock to approximately 3,451 shares of New Common Stock and reduce the number of stockholders from approximately 580 to approximately 241.

As soon as practicable after the Effective Date, the Company intends to apply for termination of registration of the Company's common stock under the Exchange Act. Once terminated, the Company will not be obligated to file reports under the Exchange Act, including reports by insiders of transactions in the Company's common stock. Thus, upon termination of the Exchange Act registration, the amount of information publicly available to the Company's remaining stockholders, the public, and to market makers will be significantly reduced, and this could adversely affect the trading market and market value for the remaining shares. Generally, broker-dealers may give less attention to companies that do not file reports with the SEC. As a result, the market price for the New Common Stock may be lower than it would otherwise be. The reduced flow of information may also cause the trading prices of the shares that are not purchased to be more volatile. However, the Company is unable to predict with certainty the effect of the termination of Exchange Act registration on either the market price of the New Common Stock or the volatility of such price. Further, the Company expects to save an estimated $93,500 per year as of result of eliminating the costs of complying with the Exchange Act.

The Company's common stock is currently traded in the over-the-counter market, and last sales prices are reported on the OTCBB, which is a regulated quotation service that displays real time quotes, last sales prices, and volume information in over-the-counter equity securities. There are currently six known market makers in the Company's common stock. Upon termination of the Exchange Act registration, the Company's common stock will cease to be eligible to be traded on the OTCBB. The market makers in the Company's common stock may seek to have the Company's common stock quoted on the Pink Sheets, a centralized quotation service that collects and publishes market maker quotes for over-the-counter securities. Whether or not the New Common Stock is quoted in the Pink Sheets is not dependent of the Company taking or failing to take some action in that regard. In order for the New Common Stock to be quoted in the Pink Sheets, it is necessary that one or more broker-dealers act as market makers and sponsor the New Common Stock on the Pink Sheets. While the Company expects that one or more broker-dealers will take the actions necessary for the New Common Stock to be quoted in the Pink Sheets, there can be no assurance that any broker-dealer will be willing to take such actions. It should be noted, as discussed in more detail above (see "Reasons for the Reverse Stock Split"), that the Company is likely to lose its market through the OTCBB in the near future even in the absence of the Reverse Stock Split.

The Reverse Stock Split gives stockholders owning fewer than two shares of Common Stock the opportunity, which cannot be predicted to reoccur, to sell their stock at a price related to current market prices without incurring the cost of service fees or a broker's commission. Stockholders who receive cash in lieu of fractional shares will have no further interest in the Company with respect to cashed out shares and will no longer be entitled to vote as a stockholder or share in the Company's assets or earnings, if any, with respect to such cashed out shares.

The Reverse Stock Split will not alter voting rights and other rights of stockholders.

The Reverse Stock Split will reconstitute the Company's capital such that stated capital, which consists of the par value per share of common stock multiplied by the number of shares of common stock issued, will decrease from $876 to approximately $415 and additional paid in surplus will decrease from $6,241,963 to $6,037,269, all of which will occur on the Effective Date. The effects of the reconstitution of the Company's capital are due to the fact that the par value of the New Common Stock will remain at $.10 per share following the Reverse Stock Split but the number of shares issued will be reduced and due to the fact that fractional shares acquired by the Company in exchange for cash (i.e., cash in lieu of fractional shares) will be retired.

Based upon the figures at December 31, 2002, the Reverse Stock Split will (on a pro forma basis): decrease assets by $205,155 (the amount paid for fractional shares); have no effect on liabilities; decrease stockholders' equity by $205,155; increase the book value per common share from $1,032.08 per share of Common Stock to $2,131.23 per share of New Common Stock; have no effect on the income statement; increase the 2002 basic earnings per share from $278.33 to $591.10 and the 2002 diluted earnings per share from $274.18 to $581.74; and have no effect on the ratio of earnings to fixed charges (which ratio was 13.47 at December 31, 2002 and negative 3.35, with a $1,530,790 deficiency, at December 31, 2001).

The Reverse Stock Split will increase the percentage ownership of each remaining stockholder of the Company (whether affiliated or
unaffiliated) by approximately 6.1%.    InsCap currently owns 45.3% of
the Company's Common Stock. William F. Guest, the Company's President, currently owns 56.8% of InsCap and 4.8% of the Company's Common Stock, resulting in the beneficial ownership of 50.1% of the Company's Common Stock. The Reverse Stock Split will increase InsCap's ownership of the Company from 45.3% to approximately 48.0% and will increase Mr. Guest's beneficial ownership of the Company from 50.1% to approximately 53.1%. Both InsCap and Mr. Guest will receive cash in lieu of fractional shares.

The federal tax consequences related to the Reverse Stock Split are described below under "Federal Income Tax Consequences."

The Company currently has no plans to change the corporate structure or business of the Company following the Reverse Stock Split. The Company is not currently contemplating any extraordinary transaction, such as a merger, reorganization or liquidation; any purchase, sale or transfer of a material amount of assets; any material change in the present dividend policy, indebtedness or capitalization; or any change in the present Board of Directors or management. While the Company has no current plans with regard to the items listed above, one should recognize that the Company is in a dynamic environment. Given this environment and the Company's relatively small size, as opportunities and challenges arise, the Company might indeed pursue a material transaction from the types listed above.

While it has not done so in the last two years, the Company has on occasion in the past purchased shares of its common stock on the open market as treasury stock and may continue to do so in the future. The Company has no plans to materially increase the volume of such purchases following the Reverse Stock Split. The termination of Exchange Act registration will reduce the restrictions on the Company and its affiliates related to the purchase and sale of the Company's common stock.

Fairness of the Transaction. The Board of Directors believes that the Reverse Stock Split is fair to the Company's unaffiliated stockholders, including both those who will receive cash in lieu of fractional shares and those who will receive shares of New Common Stock. The Reverse Stock Split was unanimously approved by the Board of Directors.

     Fairness of the Substance of the Transaction
     --------------------------------------------
The Board of Directors considered the Reverse Stock Split fair to the stockholders who will receive shares of New Common Stock in that the Board of Directors viewed the savings to be generated from the termination of registration under the Exchange Act and from the reduction in the number of stockholders as more than offsetting the reduction in the amount of publicly-available financial information and any other benefits of having stock registered under the Exchange Act. Such savings are estimated at over $93,500 per year. A significant factor in the Board of Directors' considerations was the likelihood that the Company's common stock would be de-listed from the OTCBB in the near future, even in the absence of the Reverse Stock Split.

Based on the factors noted below, the Board of Directors considered the price to be paid for fractional shares to be fair to both those stockholders who will receive cash in lieu of fractional shares and those stockholders who will receive shares of New Common Stock.

The Company's Common Stock has traded in recent years in the over-the-counter market. That market has represented the principal outlet for a stockholder who wished to dispose of his or her shares. The Board of Directors viewed that market as the best indicator of what a willing buyer would pay to a willing seller, neither one of whom is under any compulsion to buy or sell, after considering such factors as their estimate of the Company's value as a whole, its earnings and performance history, its prospects, the prospects of the industry as a whole, an assessment of the control parties and management of the Company, liquidity of the market, and other factors that typically bear on a common stock purchase or sale decision. The Board of Directors gave great weight to this factor in setting the price to be paid for fractional shares. The cash price determined by the Board of Directors to be paid for fractional shares, $485, exceeds the price a stockholder selling his or her shares in the over-the-counter market would likely receive (but for the Reverse Stock Split), based on recent OTCBB quotations, and the Reverse Stock Split provides a means for a small stockholder wishing to dispose of his or her shares to do so without brokerage costs. The Board of Directors noted that the daily closing bid price of the Common Stock during the two years ending March 24, 2003 had at all times been less than $485. The Board of Directors also noted that approximately 629 shares of Common Stock had traded on the OTC Bulletin Board in the three months ended March 24, 2003, which is well in excess of the 423 shares that represent the maximum number of shares subject to being cashed out pursuant to the Reverse Stock Split, and that the average daily closing bid price for that period was $366.67. The Board of Directors noted that if a stockholder would prefer not to receive cash in lieu of fractional shares but would instead prefer to receive only New Common Stock, such a stockholder can purchase, prior to the Effective Date, an additional share of Common Stock through the market in order to make his or her holdings of Common Stock evenly divisible by two (and thereby not having a fractional share as a result of the Reverse Stock Split). By doing so, a one-share Common Stock stockholder may elect to remain a stockholder and continue to participate in the equity of the Company. The cash price to be paid for fractional shares represents a 41% premium over the closing bid price of the Common Stock on the trading day immediately preceding March 24, 2003.

The Board of Directors recognized that the Company's stock is not traded as actively as many other companies, and that this may be a factor in the market price of the Company's stock. As a reasonableness test of the market price of the Company's common stock, and therefore the cash price to be paid for fractional shares, the Board of Directors considered the relationship between the market price and the net book value per share of the Company as compared to such relationship for similarly situated companies with stocks that may be more actively traded than the Company's. The Board of Directors reviewed the relationship between the market price and net book value of publicly-traded companies in the same Standard Industrial Classification as the Company with market capitalizations of less than $50 million. The Board of Directors noted that such companies had, on average, market prices that were 47% of such companies' net book values. The companies included in the computation of the average were National Security Group, Inc., Penn Treaty American Corporation, Atlantic American Corporation, Kentucky Investors, Inc., United Trust Group, Inc., Standard Management Corporation, and Southern Security Life Insurance Company. Given the weight the Board of Directors assigned to the market price of the Common Stock on the OTCBB and the results of the review of the relationship between the market price and net book value per share of similarly situated companies, the Board of Directors considered it fair to set the cash price to be paid for fractional shares at $485, approximately 47% of the Company's December 31, 2002 net book value of $1,032.08.

While, as discussed above, the Board of Directors considered the relationship of market value to net book value important in its deliberations, the Board of Directors did not view net book value alone (i.e., without reference to the market value) to be a reliable measure of fair value. The Board of Directors noted that net book value does not state all assets and liabilities at market value nor does it take into account the other considerations that might be part of the "willing buyer/willing seller" evaluation discussed above. In the Company's financial statements, certain assets are reflected at market value (such as fixed maturities available for sale, and cash) whereas others are not (such as property and equipment). Also, liabilities are generally not reflected at market value. Significantly, contract reserves, which represent over 89% of the Company's total liabilities, are not reflected at market value but are generally reflected based on assumptions as to investment yields, mortality, withdrawals, and dividends that were made at the time the contracts were issued or, for contracts acquired by purchase, at the purchase date. So, while the Company has recognized the unrealized gains (approximately $1,621,549 at December 31, 2002) from the Company's fixed maturities available for sale resulting from the current low interest rate environment, the Company's contract reserves continue to be reflected based on interest rates in excess of the current market interest rates. Were the Company's contract reserves to be revalued based on current market interest rates, such liability values would increase and thereby decrease the net book value. No study has been performed to determine the value of the contract reserves based on current assumptions and to restate other liabilities and assets that are not currently so stated at fair value. Such a study would be based on a large number of subjective assumptions and be very expensive to perform. Given the other considerations discussed herein, the Board of Directors decided not to pursue such a study.

The Board of Directors viewed the liquidation value of the Company to be an inappropriate measure for the purpose of evaluating the cash price to be paid for fractional shares. There is no present intention of liquidating the Company or selling a substantial portion of its assets. The Company's principal stockholder is not considering the sale of its interest or the sale of the Company as a whole. Further, the Reverse Stock Split will only result in the termination of an equity interest by the stockholders reduced to fractional shares as a result of the Reverse Stock Split. The total of all such shares represent only 5.8% of the total outstanding shares of Common Stock prior to the Reverse Stock Split and the amount applicable to any single stockholder is only one share of Common Stock. Liquidation value is also a difficult concept to apply to a life insurance enterprise, such as the Company.
Liquidation value involves valuing the individual assets of a company as if each asset were to be sold and determining the resulting value of the company after satisfying the company's liabilities. For many industries, liabilities are neither significant nor long term. However, a life insurance enterprise's liabilities are both significant and long term (continuing until the last policy has terminated by death, surrender, or lapsing). While valuing the Company's assets on a liquidation basis would be relatively simple, since the primary assets are marketable securities, the determination of the offsetting liability value would be difficult, based on a large number of subjective assumptions, and would be relatively expensive to perform. Given the other considerations discussed herein, the Board of Directors decided not to pursue the valuation of the liabilities to pursue the liquidation value approach.

Since the Company has had an erratic history of earnings, the Board of Directors viewed a comparison to industry price-earnings multiples as inappropriate. While the Company had basic earnings per share for 2002 of $278.33, the Company had losses per share of $137.04 in 2001 and $83.00 in 2000. The Company has had a net loss in three of the last five years and in ten of the eighteen years that the Company has been reporting to the SEC. Price-earnings multiples are not applicable with regard to net losses. Given the relatively small size of the Company's insurance operations, the Company is subject to a greater degree of volatility in mortality, morbidity, and other aspects of policy-related performance than larger insurance operations. This volatility makes any attempt to predict a "normal" pattern of earnings quite speculative.

An indicator of going concern value is the discounted future cash receipts approach. Given the other considerations discussed herein, the Board of Directors decided not to pursue this approach due to the volatility in the Company's recent history, which makes setting assumptions regarding future performance less reliable, and due to the significance of the subjective assumptions that would be involved in such an approach, as well as the expense associated with the approach.

There have been no offers for the Company, nor have any offers been solicited.

There have been no purchases of Common Stock made by affiliates of the Company in the most recent two years in excess of $60,000. On August 28, 2002, Mr. Guest exercised options to purchase 100 shares of Common Stock. The options were approaching the end of their exercise period and would have expired if not exercised. The exercise price was $264 per share and the OTCBB bid price on the date of exercise was $370 per share. On May 10, 2002, Mr. Guest purchased 37,000 shares of the common stock of InsCap in an arms'-length transaction. InsCap's primary asset is its holding of Company Common Stock. The price Mr. Guest paid for the 37,000 shares of InsCap common stock valued the Company Common Stock at $355 per share, the OTCBB bid price of the Company Common Stock at the time the transaction was negotiated.

     Fairness of the Process
     -----------------------

In addition to the fairness of the substance of the transaction, the Board of Directors believes that the process by which decisions were made regarding the transaction is fair to the Company's unaffiliated stockholders.

The Board of Directors decided not to engage an appraiser or financial advisor with respect to the Reverse Stock Split, and consequently, no report, opinion or appraisal has been received from such a person. The Board of Directors obtained a quote for procuring a fairness opinion from a qualified valuation and financial advisor. That quote, including the actuarial appraisal required by the advisor, indicated a total cost in the range of $150,000 to $225,000, plus additional amounts depending on developments. Given the Board of Directors' knowledge of actuarial appraisals, the Board of Directors concluded that the range quoted was reasonable for the assignment and that it was unlikely that the Company could obtain a fairness opinion for an amount substantially less than the range quoted. The Board of Directors concluded, given the other considerations discussed herein, that the expense of obtaining a fairness opinion was not reasonable in relation to the size of the transaction being contemplated and decided not to obtain such an opinion. The Board of Directors concluded it could adequately establish the fairness of the Reverse Stock Split without such an opinion by addressing the factors and considerations described in this Information Statement.

The present four-member Board of Directors of the Company has three independent members (i.e., members who are not controlled by, or under common control with, the Company and who are not employees of the Company). All of the independent members of the Board of Directors voted in favor of the Reverse Stock Split. No representative or advisor was retained by such members on behalf of the unaffiliated stockholders to prepare a fairness evaluation or otherwise appraise or negotiate the proposed transaction. No independent committee composed of the three independent members of the Board of Directors was formed to appraise or negotiate the proposed transaction. The independent members considered whether to form such a committee and concluded that they had sufficient independence within the framework of the entire Board of Directors so as to make such a committee unnecessary. The independent members also concluded that they had sufficient independence to fairly represent the interests of the unaffiliated stockholders without the expense of retaining an external representative or advisor to negotiate the proposed transaction.

The Reverse Stock Split was not structured so that approval of at least a majority of unaffiliated stockholders is required. The Company has not solicited proxies since 1992, although it regularly solicited proxies prior to that year. The Company found that only a very small portion of the unaffiliated stockholders ever responded to the solicitation of proxies. With this history in mind, the Board of Directors concluded not to structure the Reverse Stock Split to require the approval of a majority of the unaffiliated stockholders due to the concern that (1) the expense associated with soliciting the proxies would be disproportionate to the number of proxies returned and (2) that with a light return of proxies that stockholders representing few shares could unduly influence the results of the solicitation. Given the other considerations discussed herein, the Board of Directors concluded that the fairness of the transaction could be determined without such a solicitation.

The Company and its Board of Directors and executive officers have not made any provision for granting unaffiliated holders of Common Stock access to the Company's records, beyond the inspection and other rights that might be available under Delaware law, or to obtain counsel for unaffiliated holders at the expense of the Company and its Board of Directors and executive officers. The Board of Directors believes that it has the experience and independence to determine the fairness of the transaction without such provisions.

Federal Income Tax Consequences. The material federal income tax consequences to the Company and shareholders resulting from the Reverse Stock Split are summarized below. The summary is based on existing United States federal income tax law, which may change, even retroactively. This summary is not binding on the Internal Revenue Service (the "IRS"). The applicable laws may be changed, resulting in United States federal tax consequences different from those set forth below. The Company has not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary, and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained by a court. There can be no assurance and none is given that the IRS or the courts will not adopt a position that is contrary to the statements contained in this summary. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances, and many stockholders may be subject to special tax rules. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that stockholders have held the Common Stock as capital assets at all relevant times.

The issuance of the New Common Stock in exchange for the Common Stock will be treated as a tax-free recapitalization for federal income tax purposes. Accordingly, the exchange of shares will not result in the recognition of gain or loss to a stockholder, and the adjusted tax basis of a stockholder in the stock will not change. The exchange of shares should have no federal tax consequences to the Company.

Stockholders with fewer than two shares of Common Stock who receive cash in lieu of fractional shares will recognize a capital gain or loss to the extent of the difference between the stockholder's tax basis in such shares and the amount of cash received in exchange therefore. Stockholders who own more than two shares of Common Stock and who would have a fractional interest as a result of the Reverse Stock Split will receive both shares of New Common Stock and cash in lieu of fractional shares. The federal income tax treatment of the cash received will be as described above, unless the Reverse Stock Split has the "effect of the distribution of a dividend." If the Reverse Stock Split has the effect of the distribution of a dividend, the cash received in lieu of fractional shares will be treated as a dividend to the extent of the stockholder's ratable share of the Company's undistributed earnings and profits, and the balance of the cash will be treated as received in exchange for property. Taxable gain or loss will be realized on this exchange of property equal to the difference between the portion of the cash not treated as a dividend and the stockholder's adjusted tax basis in the Common Stock exchanged for cash. The federal income tax rules that determine whether the cash received will have the "effect of the distribution of a dividend" are beyond the scope of this discussion and should be discussed with a personal tax advisor.

THE FOREGOING DISCUSSION SUMMARIZING CERTAIN FEDERAL INCOME TAX CONSEQUENCES DOES NOT REFER TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY SPECIFIC STOCKHOLDER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITIVE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                      OTHER INFORMATION
                      -----------------

Information Regarding Directors, Executive Officers, and InsCap. Brief statements setting forth the business experience during the past five years of each of the Company's directors and executive officers and setting forth information regarding InsCap appear below.

Roy L. Butler: Mr. Butler has served as a director of the Company since May 2001 and is a member of the Audit Committee. Mr. Butler served as President of Sentinel American Life Insurance Company from March 1988 to March 1991, and prior to that served as Chief Financial Officer of an insurance company. Mr. Butler is a certified public accountant and has been self-employed in that profession since leaving his position with Sentinel American Life Insurance Company. Mr. Butler's business address is Mr. Roy L. Butler, CPA, 2626 Royal Circle, Kingwood, TX 77339.

William F. Guest: Mr. Guest has served as a director of the Company since 1984 and is Chairman of the Board. Mr. Guest has served as Chairman of the Board and President of the Company since 1985. Mr. Guest is the Chairman of the Board and Chief Executive Officer of each of the Company's life insurance subsidiaries and is a director and the President of InsCap. Mr. Guest is an attorney and prior to joining the Company and its affiliates was engaged in the private practice of law in Houston, Texas for many years. Mr. Guest's business address is Acap Corporation, Attention: Mr. William F. Guest, 10555 Richmond Avenue, 2nd Floor, Houston, Texas 77042.

C. Stratton Hill, Jr., M.D.: Dr. Hill has served as a director since 1984 and is a member and the Chairman of the Audit Committee. Dr. Hill is also the Medical Director of the Company's life insurance subsidiaries. Dr. Hill is a physician and has been engaged in the practice of medicine in Houston, Texas for many years. Dr. Hill's business address is Dr. C. Stratton Hill, Jr., 2924 Ella Lee, Houston, TX 77019.

Jarred W. Sloan: Mr. Sloan has served as a director since November 2001 and is a member of the Audit Committee. Mr. Sloan has served as the Vice President and Treasurer for the Clayton Foundation for Research for over five years. Mr. Sloan is a certified public accountant, and prior to joining the Clayton Foundation for Research was engaged in the practice of public accounting for many years. Mr. Sloan's business address is Clayton Foundation for Research, Attention: Mr. Jarred W. Sloan, One Riverway, Suite 1440, Houston, TX 77056.

John D. Cornett: Mr. Cornett has served as Executive Vice President of the Company since 1989 and as Treasurer of the Company since 1985. Mr. Cornett is a director and the Secretary of InsCap and the President and Chief Operating Officer and a director of each of the Company's life insurance subsidiaries. Mr. Cornett is a certified public accountant and, prior to joining the Company and its affiliates in 1984, Mr. Cornett held positions with American General Life Insurance Company and Prudential Insurance Company of America. Mr. Cornett's business address is Acap Corporation, Attention: Mr. John D. Cornett, 10555 Richmond Avenue, 2nd Floor, Houston, Texas 77042.

H. Kathleen Musselwhite: Ms. Musselwhite has served as Assistant Treasurer of the Company since 1995 and as Secretary of the Company since March 1997. Ms. Musselwhite is also the Treasurer and Controller and the Secretary of each of the Company's life insurance subsidiaries. Ms. Musselwhite is a certified public accountant and, prior to joining the Company and its affiliates in 1995, Ms. Musselwhite served as Assistant Controller of American General Corporation. Ms. Musselwhite's business address is Acap Corporation, Attention: Ms. H. Kathleen Musselwhite, 10555 Richmond Avenue, 2nd Floor, Houston, Texas 77042.

InsCap Corporation: InsCap is a Delaware holding company with no significant assets and no business operations other than its holdings in the Company. InsCap's address is 10555 Richmond Avenue, 2nd Floor, Houston, Texas 77042.

None of the above-listed directors and officers nor InsCap have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors.) None of the above-listed directors and officers nor InsCap was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the above-listed directors and officers are citizens of the United States of America.

Interest in Securities of the Company.   Set forth below is information
with respect to each person, entity or group known to have been the beneficial owner of more than 5% of the Company's Common Stock, its sole voting class of securities, as of March 24, 2003.

-----------------------------------------------------------------------

Name and Address of       Shares     Percent          Pro Forma -
Beneficial Owner       Beneficially     of      Post Reverse Stock Split
                         Owned (1)    Class        Sh. Owned      Percent
-----------------------------------------------------------------------

InsCap Corporation         3,317      45.29%       1,658         48.04%
10555 Richmond Avenue,
2nd Floor
Houston, Texas  77042

William F. Guest           3,670 (2)  50.11%       1,834         53.14%
10555 Richmond Avenue,
2nd Floor
Houston, Texas  77042


(1) Except as otherwise indicated, the beneficial owner of the shares exercises sole voting and investment powers.

(2) Mr. Guest owns directly and indirectly 499,572 shares, or 56.75%, of InsCap's issued and outstanding Common Stock, the sole voting class of securities of InsCap, and as the controlling stockholder of InsCap is deemed to be the beneficial owner of the shares of the Company owned by InsCap. In addition to the shares of Company Common Stock owned indirectly through InsCap, Mr. Guest directly owns 226 shares of Company Common Stock and is the beneficial owner of 127 shares of Company Common Stock through a trust for which he acts as trustee.

Set forth below is information with respect to shares of each class of voting equity security of the Company and InsCap beneficially owned by the directors and executive officers of the Company as of March 24, 2003.
-----------------------------------------------------------------------

Name and Address of         Shares       Percent         Pro Forma -
Beneficial Owner         Beneficially      of    Post Reverse Stock Split
                           Owned (1)     Class        Sh. Owned   Percent
-----------------------------------------------------------------------

Company Common Stock
--------------------
William F. Guest              3,670 (3)   50.11%       1,834      53.14%
John D. Cornett                 298 (4)    4.01%         149       4.26%
H. Kathleen Musselwhite         100 (5)    1.35%          50       1.43%
All Officers and Directors    4,068 (6)   54.07%       2,033      57.27%


InsCap Common Stock
William F. Guest            499,572 (3)   56.75%     499,572      56.75%
John D. Cornett              11,000        1.25%      11,000       1.25%
All Officers and Directors  510,572       58.00      510,572      58.00%

(1) Except as otherwise indicated, the beneficial owner of the shares exercises sole voting and investment powers. The address of each of the officers and directors is c/o Acap Corporation, 10555 Richmond Avenue, 2nd Floor, Houston, Texas 77042.

(2 Percentages are calculated on the basis of the amount of outstanding securities plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to option, conversion privileges, or other rights.

(3) The Company Common Stock shown as owned by Mr. Guest includes 226 shares he owns directly, 127 shares owned indirectly by him through a trust for which he acts as trustee, and 3,317 shares (45% of the Company's Common Stock) owned indirectly by him through InsCap, the Company's parent, of which company Mr. Guest is the controlling stockholder.

(4) The Company Common Stock shown as owned by Mr. Cornett includes 198 shares he owns directly and 100 shares for which Mr. Cornett holds a currently exercisable option to purchase.

(5) The Company Common Stock shown as owned by Ms. Musselwhite reflects 100 shares for which Ms. Musselwhite holds a currently exercisable option to purchase.

(6) Includes options to purchase 200 shares that are currently exercisable.

In addition to the foregoing, each of the directors and executive officers of the Company holds options to purchase 45 shares of Company Common Stock. The options were issued May 13, 2002. Except for the option granted to Mr. Guest, the options vest five years from the date of grant, must be exercised within ten years from the date of grant, and have an exercise price of $400, the bid price of the Common Stock on the OTCBB as of the date of grant. The option granted to Mr. Guest vests four years after the date of grant, must be exercised within five years of the date of grant, and has an exercise price of $440, 110% of the bid price of the Common Stock on the OTCBB as of the date of grant.

Lack of Appraisal Rights. Delaware law permits appraisal rights only if the certificate of incorporation so provides or in connection with a merger or sale of substantially all of the assets of a company. The Company's Certificate of Incorporation does not contain such a provision, and, therefore, there are no appraisal rights for the Company's stockholders in connection with the Reverse Stock Split. However, other rights or actions under common law may or may not exist for stockholders who believe they may be aggrieved by the Reverse Stock Split. If such rights or actions exist, their nature and the extent of such rights or actions are uncertain and may vary depending upon facts or circumstances. Stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Source and Amount of Funds. The total amount of funds required by the Company to fund cash payments is estimated to be approximately $205,155. In addition, the Company will pay all expenses in connection with the Reverse Stock Split. The following table sets forth the approximate amount of such expenses expected to be incurred in connection with the Reverse Stock Split.

          Expense               Approximate Amount
          -------               ------------------
          Legal fees                   $25,000
          Printing and postage           1,400
                                     ---------
               Total                   $26,400
                                       =======

The Company will make all payments related to the Reverse Stock Split from current cash reserves.

Financial Information and Incorporation by Reference. A copy of the Company's Annual Report to Stockholders for the fiscal year 2002 is incorporated herein by reference. A copy of this report accompanies this Information Statement. Upon request to the Company's offices, the Company will provide to any stockholder of the Company, without charge, a copy of any and documents filed with the SEC incorporated by reference herein that is not included with this Information Statement.

Summarized financial information is presented below:

                                  December 31, 2002   December 31, 2001
                                  -----------------   -----------------
Balance sheet information:
-------------------------
Cash and invested assets           $   50,781,709         50,003,138
Reinsurance receivables                91,744,493         94,362,428
Other assets                            4,273,667          9,539,289
Total assets                          146,799,869        153,904,855

Policy liabilities and other
    policyholders' funds              132,251,450        136,728,863
Note payable                              562,500            812,500
Other liabilities                       4,576,971          9,757,371
Total liabilities                     137,390,921        147,298,734

Total stockholders' equity              9,408,948          6,606,121

Book value per common share              1,032.08             658.38

                                          2002                2001
                                          ----                ----
Statement of operations information:
-----------------------------------
Total revenues                         18,425,144         20,248,651
Total benefits and expenses            16,088,277         21,496,604
Net income (loss)                       2,149,032           (806,113)
Basic earnings (loss)
   per common share                        278.33            (137.04)
Diluted earnings (loss)
   per common share              $         274.18            (137.04)

Ratio of earnings to fixed charges          13.47              (3.35)

Available Information. The Company is currently required to file reports and other information with the SEC under the Exchange Act. Copies of these reports and other information are available at the SEC's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional office of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. These filings can also be viewed at the SEC's website at http://www.sec.gov.

STOCKHOLDERS ARE ENCOURAGED TO REVIEW THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT AS WELL AS THE FINANCIAL STATEMENTS AND OTHER INFORMATION IN THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2002.

                           CERTIFICATE OF AMENDMENT
                                       OF
                         CERTIFICATE OF INCORPORATION


     Acap Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby adopt the following Amendment to its Certificate of Incorporation and hereby certifies as follows:

FIRST:

At a meeting of the Board of Directors of the Corporation called and convened on the 24th day of March, 2003, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation, and declaring the said amendment advisable and proposing said amendment to a majority of the Corporations, stockholders eligible to vote thereon for consideration thereof. The resolution of the Board of Directors setting forth the proposed amendment is as follows:


     RESOLVED, that the Board of Directors of Acap Corporation (the "Corporation"), to effectuate a reverse stock split, does hereby declare it advisable and in the best interest of the Corporation, and does hereby recommend to the stockholders of the Corporation, that the Certificate of Incorporation of the Corporation as amended and in effect on the date hereof (the "Certificate of Incorporation") be amended by changing Article Four, Section 1 of the Certificate of Incorporation of the Corporation to read as follows:

                              ARTICLE FOUR
                              ------------
                            Authorized Shares
                            -----------------

     Section 1.     Authorized Shares.     Effective as of the
     beginning of the day on May 14, 2003 following the filing of the Certificate of Amendment to the Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware (the "Effective Time"), each two (2) shares of Common Stock, par value ten cents ($.10) per share, of the Corporation issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall be, without any action of the holder thereof, automatically reclassified as and converted into one (1) share of Common Stock, par value ten cents ($.10) per share ("New Common Stock"), of the Corporation.

     Notwithstanding the immediately preceding paragraph, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock, and no certificates or scrip representing any such fractional shares shall be issued. In lieu of such fraction of a share, and upon the surrender of the certificate representing the Old Common Stock as provided below, any holder of Old Common Stock who would otherwise be entitled to receive a fraction of a share of New Common Stock shall be entitled to receive an amount of cash as set by the Corporation's Board of Directors in lieu of any fractional shares.

     Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. A letter of transmittal will provide the means by which each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. Each stockholder who owns fewer than two (2) shares of Old Common Stock of

CERTIFICATION OF AMENDMENT OF
-----------------------------
CERTIFICATE OF INCORPORATION
-----------------------------


     record will not have, immediately following the Effective Time, any rights with respect to the New Common Stock and will only have the right to receive cash in lieu of the fractional shares to which the stockholder would otherwise be entitled. As of the Effective Time, the total number of shares which the Corporation shall have authority to issue is:

     (a) five thousand (5,000) shares of common stock of a par value of ten cents ($.10) per share;

     (b) eighty thousand (80,000) shares of preferred stock of the par value of ten cents ($.10) per share, with such classes or series, such voting powers, full or limited, or no voting powers, and such designation, preferences and relative, participating, optional or other special rights and qualifications as set forth in the resolutions adopted by the Board of Directors of the Corporation authorizing issue from time to time.


SECOND:


     Thereafter, pursuant to the aforesaid resolution of the Board of Directors of the Corporation, and upon receiving written consent of a majority of the Corporation's stockholders entitled to vote thereon, the aforesaid amendment was duly approved by the Corporation's stockholders, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by William F. Guest, its President, and attested by H. Kathleen Musselwhite, its Secretary, this ___ day of __________, 2003.


ATTEST:                                    ACAP CORPORATION


----------------------------           ---------------------------
     H. Kathleen Musselwhite               William F. Guest
     Secretary                             President

                             ACKNOWLEDGEMENT
                             ---------------

BE IT REMEMBERED THAT, on the __ day of _________, 2003, there personally appeared before me, the undersigned authority, William F. Guest and H. Kathleen Musselwhite, President and Secretary, respectively, of ACAP CORPORATION, a corporation of the State of Delaware, which is described in and which executed the foregoing Certificate, known to me personally as such, and each of them, being duly sworn by me, duly executed such Certificate before me and acknowledged the same to be their act and deed and the act and deed of such Corporation, and that the seal affixed to said Certificate is the common or corporate seal of the Corporation, and that the facts stated therein are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.


                            -------------------------------------------
                            Notary Public in and for the State of Texas

                            My commission expires: --------------------






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